Exhibit 99.1

AT THE COMPANY:	S&S PUBLIC RELATIONS:

Bruce T. Quigley Director of Business Development 949-362-5800 bquigley@smithmicro.com	Steve Simon Media Inquiries 847-955-0700 steve@sspr.com

Immediate Release

Smith Micro Announces 2003 Third Quarter Results Wireless Order Delays Affect Results - Company Believes, However, this is a Short-Term Event Reflective of an Emerging Market

Aliso Viejo, Calif., October 23, 2003 — Smith Micro Software, Inc. (NASDAQ: SMSI), a developer and marketer of a wide range of software and service solutions for the wireless and Internet markets, today reported its third quarter 2003 results.

The company reported net revenues for the quarter ended September 30, 2003, of $1.5 million, compared to $1.8 million recorded in the third quarter of 2002. The company’s net loss of $472,000 in the third quarter of 2003 resulted in a net loss of $.03 per basic and diluted share, compared to a net income of $675,000 in the third quarter of 2002 or a net gain of $.04 per basic and diluted share after a non-recurring tax benefit.

“The WWAN and particularly the Wi-Fi market are still emerging markets,” said William W. Smith, Jr., President and Chief Executive Officer. “We anticipated orders from some of our customers to arrive during the third quarter, but several unexpected delays occurred which were not the result of software difficulties but rather caused by the delays in the certification of third party hardware products.”

“We also have been working very closely with Verizon Wireless to implement the new agreement we announced this quarter. We are working with them to have our software included with WWAN PC Cards; an event we believe will significantly increase our business with them. We remain hopeful that we can begin to see a transition to QuickLink(R) Mobile software with PC Cards during the fourth quarter.”

“Several of our customers, the Wi-Fi Alliance and others have indicated that they believe that the wireless market is an area of growth. I believe that as the wireless market matures it will become more predictable. Revenue fluctuations unfortunately are a by-product of an early stage market.” Smith concludes.

Total cash reserves improved to $4.3 million by the end of the third quarter of 2003 from $3.3 million at the end of the second quarter of 2003.

Investor Conference Call

Smith Micro will hold an investor conference call to discuss the company’s results at 4:30 p.m. Eastern time, Thursday, October 23, 2003. Investors may access the conference call over the Internet via the company’s website www.smithmicro.com or at http://www.firstcallevents.com/service/ajwz391377378gf12.html.

About Smith Micro Software

Smith Micro Software, Inc., headquartered in Aliso Viejo, CA, is a developer and marketer of wireless communication and utility software products. The company designs integrated cross platform, easy-to-use software for personal computing and business solutions around the world. With a focus on the Internet, Wireless, and Broadband technologies, the company’s products and services enable wireless communications, eCommerce, eBusiness, Internet communications (voice-over-IP), video conferencing, and network fax, along with traditional computer telephony. Smith Micro’s complete line of products is available through direct sales, retail stores, value-added resellers (VARs) and original equipment manufacturers (OEMs). Smith Micro’s common stock trades on The Nasdaq Stock Market® under the symbol SMSI. For more information, contact Smith Micro at (949) 362-5800 or visit the company’s Web site at www.smithmicro.com.

This release may contain forward-looking statements that involve risks and uncertainties, including without limitation risks and uncertainties relating to the company’s financial prospects and projections, the company’s plans for returning to sustained profitability and the company’s ability to increase its business in the Wireless and Broadband segments. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are new and changing technologies, customer acceptance of those technologies, fluctuations or cancellations in orders from distribution customers, new and continuing adverse economic conditions, and the company’s ability to compete effectively with other software companies. These and other factors could cause actual results to differ materially from those presented in any forward-looking statement and are discussed in the company’s filings with the Securities and Exchange Commission including its recent filings on Forms 10-K and 10-Q.

Smith Micro and the Smith Micro logo are trademarks or registered trademarks of Smith Micro Software, Inc. All other trademarks and product names are the property of their respective companies.

Note: Financial Schedules Attached

Smith Micro Software, Inc. CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts)

	Three Months Ended September 30 (unaudited)
	2003	2002
Net Revenues:
Products	$ 1,283	$ 1,637
Services	218	209

Total Net Revenues	1,501	1,846

Cost of Revenues:
Products	298	507
Services	71	110

Total Cost of Revenues	369	617

Gross Margin	1,132	1,229

Operating Expenses:
Selling & Marketing	364	516
Research & Development	622	503
General & Administrative	608	602

Total Operating Expenses	1,594	1,621

Operating Loss	(462)	(392)
Interest Income	11	11
Interest & Other Expenses	(21)	(14)

Loss Before Income Tax	(472)	(395)
Income Tax Expense (Benefit)	--	(1,070)
Net (Loss) Income	$ (472)	$ 675

Net (Loss) Income per share, basic and diluted	$ (0.03)	$ 0.04

Weighted average shares outstanding, basic and diluted	16,610	16,235

Smith Micro Software, Inc. CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts)

	Nine Months Ended September 30 (unaudited)
	2003	2002
Net Revenues:
Products	$ 4,938	$ 4,447
Services	716	909

Total Net Revenues	5,654	5,356

Cost of Revenues:
Products	1,049	1,111
Services	240	660

Total Cost of Revenues	1,289	1,771

Gross Margin	4,365	3,585

Operating Expenses:
Selling & Marketing	1,307	1,748
Research & Development	1,879	1,563
General & Administrative	1,746	1,713

Total Operating Expenses	4,932	5,024

Operating Loss	(567)	(1,439)
Interest Income	27	33
Interest & Other Expenses	(55)	(58)

Loss Before Income Tax	(595)	(1,464)
Income Tax Expense (Benefit)	3	(1,062)

Net Loss	$ (598)	$ (402)

Net Loss per share, basic and diluted	$ (0.04)	$ (0.02)

Weighted average shares outstanding, basic and diluted	16,364	16,234

Smith Micro Software, Inc CONSOLIDATED BALANCE SHEETS (in thousands)

	September 30, 2003	December 31, 2002

	(unaudited)
ASSETS
Current Assets:
Cash & Cash Equivalents	$ 4,313	$ 3,627
Accounts Receivable, Net	563	633
Inventory, Net	5	45
Prepaids & Other Assets	84	263

Total Current Assets	4,965	4,568
Equipment & Improvements, Net	100	220
Intangible Assets, Net	50	224
Goodwill	1,715	1,715
Other Assets	83	39

TOTAL ASSETS	$ 6,913	$ 6,766

LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$ 504	$ 445
Accrued Liabilities	546	709

Total Current Liabilities	1,050	1,154

Common Stock	17	16
Additional Paid In Capital	25,635	24,787
Accumulated Deficit	(19,789)	(19,191)

Total Stockholders' Equity	5,863	5,612

TOTAL LIABILITIES & EQUITY	$ 6,913	$ 6,766

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